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CUSIP No. 141834 10 1                                               Page 9 of 17



EXHIBIT B

                             STOCK PLEDGE AGREEMENT

      THIS STOCK PLEDGE AGREEMENT (this "Agreement") is made this 31st day of March, 1998, by RONALD G. FARRELL, a Georgia resident (the "Pledgor"), in favor of CARIBBEAN CIGAR COMPANY, a Florida corporation (the "Secured Party").

                              W I T N E S S E T H:

      WHEREAS, Pledgor has borrowed $500,000.00 from Secured Party (the "Loan"), evidenced by that certain Promissory Note of even date herewith (the "Note"); and

      WHEREAS, the proceeds of the Loan have been used by Pledgor to acquire 1,250,000 shares of the common stock of Secured Party (the "Shares");

      NOW, THEREFORE, in consideration of the making of the Loan and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties agree as follows:

      8. Grant of Security Interest. To secure the Indebtedness (as defined below), the Pledgor hereby pledges, hypothecates, assigns, transfers, sets over and delivers to the Secured Party, and grants to the Secured Party a first priority security interest in the Shares and all proceeds thereof (all such securities being hereinafter collectively referred to as the "Pledged Securities").

      9. Delivery of Pledged Securities. Simultaneously with the execution of this Agreement, the Pledgor shall deliver the certificate or certificates evidencing the Pledged Securities to the Secured Party, accompanied by stock powers duly executed in blank.

      10. Indebtedness Secured. The security interest granted herein shall secure the following (all such obligations being hereinafter referred to as the "Indebtedness"): (a) the indebtedness evidenced by the Note, including all interest and any other money due or which may become due thereon and (b) any renewals of the indebtedness evidenced by the Note, and any extensions or modifications of payments due under the terms of the Note.

      11. Exercise of Voting and Other Rights. Until the occurrence of an Event of Default (as defined below), the Pledgor shall be entitled to exercise all voting and other corporate rights pertaining to the Pledged Securities. After the occurrence of any Event of Default, the Secured Party shall have the right and be entitled to exercise all voting rights of the Pledged Securities.


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CUSIP No. 141834 10 1                                              Page 10 of 17



      12. Dividends. Unless an Event of Default (as defined below) shall have occurred and have been declared, Pledgor shall be entitled to collect and receive for his own use all dividends paid on or with respect to the Pledged Securities. Upon the occurrence and during the continuance of an Event of Default hereunder, all rights of the Pledgor to receive the dividends which Pledgor is authorized to receive and retain pursuant to this Section shall cease, and all such rights thereupon shall become vested in the Secured Party, which shall have the sole and exclusive right and authority to receive and retain the dividends which the Pledgor shall otherwise be authorized to retain pursuant to this Section.

      13. Event of Default. The following shall constitute an Event of Default hereunder (unless the conditions which resulted in the Event of Default are corrected within 10 days after receipt of the Secured Party's notice of default): (a) the failure to pay when due any portion of the Indebtedness, or
(b) the default by Pledgor in the performance of any of Pledgor's covenants herein.

      14. Remedies.

          (a) Upon the occurrence of an Event of Default, Secured Party may pursue any and all remedies which may be available by agreement, under law, or otherwise, including, without limitation, the right to foreclose and take ownership and possession of the Pledged Securities.

          (b) NOTWITHSTANDING ANYTHING CONTAINED HEREIN TO THE CONTRARY, THE OBLIGATIONS OF THE PLEDGOR WHICH ARE EVIDENCED BY THIS AGREEMENT (INCLUDING, WITHOUT LIMITATION, ATTORNEYS' FEES AND LIABILITY FOR BREACH OF ANY AGREEMENT, WARRANTY OR COVENANT HEREUNDER) ARE ABSOLUTELY NON-RECOURSE AS TO THE PLEDGOR, SUBJECT ONLY TO THE RIGHTS WHICH THE SECURED PARTY HAS PURSUANT TO THIS AGREEMENT IN THE PLEDGED SECURITIES, AND THE PLEDGOR SHALL NOT OTHERWISE BE LIABLE FOR THE INDEBTEDNESS UPON THE OCCURRENCE OF AN EVENT OF DEFAULT HEREUNDER. THE SECURED PARTY AGREES TO LOOK SOLELY TO THE PLEDGED SECURITIES, OR THE PROCEEDS THEREOF, FOR THE PAYMENT OF THE OBLIGATIONS OF THE PLEDGOR HEREUNDER. THE PLEDGOR SHALL NOT BE LIABLE FOR ANY DEFICIENCY JUDGMENT.

      15. Further Assurances. The Pledgor agrees that at any time, and from time to time, upon written request of the Secured Party, the Pledgor will execute and deliver such further documents and do such further acts and things as Secured Party may reasonably request to effect the purposes of this Agreement.


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CUSIP No. 141834 10 1                                              Page 11 of 17



      16. Remedies Cumulative. The Pledgor agrees that the rights, powers and remedies given to the Secured Party by this Agreement are cumulative and not exclusive of any other rights, powers or remedies available to Secured Party.

      17. Payment and Discharge of Indebtedness; Return of Pledged Securities. Pledgor and Secured Party acknowledge that the terms of the Note permit the Predgor to prepay the Note in full or in part at any time without notice, penalty, prepayment fee, or payment of unearned interest. Accordingly, for each $0.40 in principal of the Note prepaid by the Pledgor from time to time, the Secured Party shall return to Pledgor one Share of the Pledged Securities. Following any such prepayment of the Note by Pledgor, such Shares shall no longer be deemed "Pledged Securities" for the purposes of this Agreement. Upon full payment and discharge of the Indebtedness, the Secured Party shall return all such Pledged Securities that then may be in its custody hereunder to the Pledgor or to whomsoever may be lawfully entitled to receive the same or as a court of competent jurisdiction shall direct.

      18. Miscellaneous. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Georgia, shall be binding upon the Pledgor, and its successors and assigns, and may not be terminated or modified orally but only in writing making specific reference hereto and signed by all the parties hereto. Headings in this Agreement are for reference purposes only and shall not limit or otherwise affect the meaning thereof. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one agreement.

      IN WITNESS WHEREOF, the parties hereto have each duly executed and delivered this Agreement as of the date first above written.

                                   PLEDGOR:


                                   /s/ Ronald G. Farrell
                                   ---------------------------------------------
                                   RONALD G. FARRELL



                                   SECURED PARTY:

                                   CARIBBEAN CIGAR COMPANY


                                   By:/s/ Edward C. Williams
                                   ---------------------------------------------
                                   Name:  Edward C. Williams
                                   Title: CFO